UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2008

LITTLE SIOUX CORN PROCESSORS, L.L.C.

(Exact name of small business issuer as specified in its charter)

Iowa	0001229899	42-1510421
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4808 F Ave. Marcus, IA		51035
(Address of principal executive offices)		(Zip Code)

(712) 376-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Crude Corn Oil Purchase Agreement between LSCP, LLLP and Soy Energy, LLC.

Registrant is the general partner of LSCP, LLLP (“LSCP”).  As general partner, Registrant manages the business and day-to-day operations of LSCP, and Registrant currently owns a 60.15% ownership interest in LSCP.  On June 24, 2008 (effective as of June 19,2008), LSCP entered into an agreement with Soy Energy, LLC, an Iowa limited liability company (“Soy Energy”), in which Soy Energy will purchase 820,000 pounds of corn oil produced by LSCP per month, with a conditional option to purchase additional corn oil.

The base price for the corn oil is a flat fee per pound, F.O.B. LSCP’s ethanol plant, with monthly reconciliations based on the difference between the base price and a heating oil index price.  In addition, Soy Energy shall pay to LSCP a flat fee freight incentive for each pound of corn oil sold under the Agreement and a profitability incentive bonus based upon Soy Energy’s net income.  The purchase price will be adjusted, in the event, if any, of a change to the federal biodiesel blenders tax credit.

The Agreement will have an initial term of three years, commencing on the date of the first delivery of corn oil under the Agreement, with automatic renewal periods of one year.  The Agreement may be terminated upon written notice from either party within ninety days of the expiration of a term, for uncured breach or cause, if LSCP ceases the production / separation of corn oil, or if Soy Energy fails to provide a date of first delivery for corn oil prior to June 30, 2010.

The above description is qualified in its entirety by the full text of the Agreement.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)

Exhibit No.	Description

99.1	Crude Corn Oil Purchase Agreement with Soy Energy, LLC dated June 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTLE SIOUX CORN PROCESSORS, L.L.C.

Dated: June 27, 2008	By	/s/ Stephen G. Roe
Stephen G. Roe, Chief Executive Officer